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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): FEBRUARY 17, 1999


                              EQUITRAC CORPORATION
             (Exact name of registrant as specified in its charter)


                                     FLORIDA
                 (State or other jurisdiction of incorporation)


                0-20189                                  59-1797862
        (Commission File Number)            (I.R.S. Employer Identification No.)


      836 PONCE DE LEON BOULEVARD
         CORAL GABLES, FLORIDA                             33134
(Address of principal executive offices)                 (Zip Code)


                                 (305) 442-2060
              (Registrant's telephone number, including area code)

                                (NOT APPLICABLE)
          (Former name or former address, if changed since last report)







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ITEM 5.           OTHER EVENTS.

                  On February 17, 1999, Equitrac Corporation ("Equitrac"), a Florida corporation, Chargeback Acquisition Corp. ("Merger Sub"), a Florida corporation formed by Cornerstone Equity Investors IV, L.P. ("Cornerstone"), and John T. Kane and George P. Wilson, executive officers and shareholders of Equitrac (collectively the "Executive Shareholders"), entered into a Recapitalization Agreement and Plan of Merger dated February 17, 1999 (the "Merger Agreement"), pursuant to which Cornerstone together with the Executive Shareholders and certain other members of senior management of Equitrac (the "Other Executive Shareholders" and together with the Executive Shareholders, the "Management Shareholders"), will acquire Equitrac in a recapitalization and merger transaction for $25.25 per share in cash.

                  Pursuant to the terms of the Merger Agreement: (i) Equitrac will amend its Articles of Incorporation to authorize the issuance of preferred stock on the terms and conditions set forth in the Merger Agreement (the "Preference Shares"); (ii) the Management Shareholders will exchange certain of their shares of Equitrac common stock for Preference Shares; (iii) Cornerstone will make a $30,275,720 equity contribution in exchange for Preference Shares; and (iv) Equitrac and Merger Sub will effect a merger in which (A) each share of Equitrac common stock issued and outstanding at the effective time of the merger will be converted into the right to receive $25.25 per share in cash (the "Merger Consideration"), without interest, (B) each Preference Share issued and outstanding at the effective time of the merger will be converted into the right to receive preferred stock of the surviving corporation in the merger, and (C) each holder of an outstanding option to purchase Equitrac common stock will be entitled to receive in consideration thereof an amount in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of such option and (y) the number of shares of common stock subject to such option immediately prior to its settlement (foregoing items
         (i)-(iv) are collectively referred to as the "Transactions").

                  Consummation of the Transactions is subject to various conditions, including: (i) receipt of the approval of the holders of a majority of the outstanding shares of Equitrac's common stock; (ii) expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and
         (iii) receipt of certain legal opinions.

                  The Merger Agreement and the Transactions will be submitted for approval at a special meeting of Equitrac's shareholders (the "Special Meeting"), which is expected to be held in May 1999.

                  In connection with the Merger Agreement, the Executive Shareholders and Merger Sub have entered into a Voting Agreement dated as of February 17, 1999 (the "Voting Agreement"), whereby the Executive Shareholders, who beneficially own in the



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         aggregate approximately 35% of the outstanding shares of Equitrac common stock, have agreed to: (i) vote (or cause to be voted) their shares of Equitrac common stock at the Special Meeting in favor of adoption and approval of the Merger Agreement and the Transactions; and
         (ii) vote (or cause to be voted) their shares of Equitrac common stock against any action or agreement that could reasonably be expected to impede, interfere with, delay, postpone, or attempt to discourage the Transactions, such as the adoption by Equitrac of a proposal regarding the acquisition of Equitrac by a third party by merger, tender offer or otherwise. Under the Voting Agreement, the Executive Shareholders also granted an irrevocable proxy to Merger Sub to vote their shares at the Special Meeting in favor of adoption and approval of the Merger Agreement and the Transactions.

                  The foregoing summary of the Merger Agreement and Transactions is qualified in its entirety by reference to the text of the Merger Agreement, the Voting Agreement and Equitrac's Press Release dated February 17, 1999, which are attached hereto as Exhibits 2.1, 2.2 and 99.1, respectively, and are incorporated herein by reference.

ITEM 7.           FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
                  EXHIBITS.

        (c)     Exhibits

                  The following Exhibits are provided in accordance with the provisions of Item 601 of Regulation S-K and are filed herewith unless otherwise noted.

                                  EXHIBIT INDEX

      *2.1 Recapitalization Agreement and Plan of Merger dated February 17, 1999, among Equitrac Corporation, Chargeback Acquisition Corp. and John T. Kane and George P. Wilson.

       2.2 Voting Agreement dated as of February 17, 1999 by and among Chargeback Acquisition Corp. and John T. Kane and George P. Wilson.

      99.1        Press Release of Equitrac Corporation dated February 17, 1999.





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         *The exhibits and schedules thereto have been omitted but copies thereof will be furnished supplementally to the Commission upon request.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             EQUITRAC CORPORATION



Date:  February 23, 1999                     By:     /s/ SCOTT J. MODIST
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                                                     Scott J. Modist
                                                     Senior Vice President
                                                     and Chief Financial Officer




























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